UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 28, 2006

RED ROBIN GOURMET BURGERS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-49916	84-1573084
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

6312 S. Fiddler’s Green Circle, Suite 200N
Greenwood Village, Colorado		80111
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (303) 846-6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 28, 2006, Red Robin International, Inc. (“Red Robin”), a wholly owned subsidiary of Red Robin Gourmet Burgers, Inc. (the “Company”), entered into a Consulting Agreement with Robert J. Merullo, Senior Vice President and Chief Concept Officer, to take effect December 31, 2006.  Pursuant to the agreement, Mr. Merullo, will become an independent consultant to Red Robin. Mr. Merullo will resign his position as an officer of the Company effective December 31, 2006. The press release announcing this change is attached as Exhibit 99.1.

The agreement provides that Mr. Merullo will devote 75% of his ordinary course business time to consult with Red Robin on food and beverage issues, research and development of new products and services, and purchasing issues, through December 31, 2007. He will provide services to Red Robin on an as-needed basis from January 1, 2008 to June 30, 2008.  Red Robin will pay Mr. Merullo a consulting fee of $12,500 per month in arrears from December 31, 2006 through December 31, 2007.  Thereafter, Mr. Merullo will be paid at the rate of $200 per hour for hours worked.  Mr. Merullo will be reimbursed for reasonable travel and similar out of pocket expenses incurred in the performance of his services to Red Robin.  Stock options previously awarded to Mr. Merullo will continue to vest and be exercisable as long as Mr. Merullo continues providing services under the agreement.

The Consulting Agreement is included as Exhibit 10.1. The foregoing discussion of the terms of such agreement is qualified in its entirety by reference to the full text of such exhibit, which is incorporated herein by reference.

ITEM 9.01               Financial Statements And Exhibits

(d)           Exhibits

Exhibit No.	Description
10.1	Consulting Agreement between Red Robin International, Inc. and Robert J. Merullo, dated November 28, 2006

99.1	Red Robin Gourmet Burgers, Inc., Press Release dated November 28, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 28, 2006

RED ROBIN GOURMET BURGERS, INC.

By:	/s/ Annita M. Menogan
Name:	Annita M. Menogan
Title:	Vice President and Chief Legal Officer